Exhibit 10.1

FIRST AMENDMENT TO THE

AKERS BIOSCIENCES, INC., 2018 EQUITY INCENTIVE PLAN

This FIRST AMENDMENT TO THE AKERS BIOSCIENCES, INC., 2018 EQUITY INCENTIVE PLAN (this “Amendment”), dated as of August 27, 2020, is made and entered into by Akers Biosciences, Inc., a New Jersey corporation (the “Company”), subject to approval by the Company’s shareholders. Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Akers Biosciences, Inc., 2018 Equity Incentive Plan (the “Incentive Plan”).

RECITALS

WHEREAS, the Company sponsors and maintains the Incentive Plan in order to attract and retain the services of key employees, consultants, advisors, and directors of the Company and its affiliates;

WHEREAS, Section 14 of the Incentive Plan permits the Board to amend, alter, suspend, discontinue, or terminate the Incentive Plan at any time;

WHEREAS, upon the adoption of the Incentive Plan, subject to adjustment, the Company initially reserved a total of 1,875,000 of its Common Shares to be issued pursuant to Awards under the Incentive Plan;

WHEREAS, on November 25, 2019, the Company effected a 1-for-24 reverse stock split of its issued and outstanding Common Shares such that, after giving effect to the reverse stock split and other adjustments, there were 78,125 Common Shares reserved for issuance under the Incentive Plan;

WHEREAS, the Board desires to amend the Incentive Plan to increase the aggregate number of Common Shares that are reserved and may be delivered pursuant to Awards under the Incentive Plan by an additional 1,042,000 shares, for an aggregate maximum total of 1,120,125 shares available under the Incentive Plan (on a post-split basis); and

WHEREAS, as of the date hereof, the Board resolved that this Amendment be adopted and that the Incentive Plan be amended as set forth herein.

NOW, THEREFORE, in accordance with Section 14 of the Incentive Plan, and subject to the approval of the Company’s shareholders, the Company hereby amends the Incentive Plan, effective as of the date hereof, as follows:

1. Subsection 5(a) of the Incentive Plan is hereby amended by deleting said subsection in its entirety and substituting in lieu thereof the following new Subsection 5(a):

(a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons. Subject to Section 12 of this Plan, the Committee is authorized to deliver under this Plan an aggregate of one million one hundred twenty thousand one hundred twenty-five (1,120,125) Common Shares.

2. Except as expressly amended by this Amendment, the Incentive Plan shall continue in full force and effect in accordance with the provisions thereof.

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Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

AKERS BIOSCIENCES, INC.

By:	/s/ Christopher C. Schreiber
Name:	Christopher C. Schreiber
Title:	Executive Chairman of the Board of Directors and Director